Exhibit 3.3

DEAN HELLER Secretary of State RENEE L PARKER Chief Deputy Secretary of State PAMELA RUCKEL Deputy Secretary for Southern Nevada	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE	CHARLES E. MOORE Securities Administrator SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings ELLlCK HSU Deputy Secretary for Elections

Filing Acknowledgement

January 25, 2006

Job Number C20061025-2310	Corporation Number C13023-2002

Filing Description Stock Split	Document Filing Number 20060042504-13	Date/Time of Filing January 25,2006 03:40:24 PM

Corporation Name	Resident Agent

MEDINA INTERNATIONAL CORP.	RESIDENT AGENTS OF NEVADA INC

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully, DEAN HELLER Secretary of State

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Entity # C13023-2002 Document Number: 20060042504-13 Date Filed: 01/25/2006 3:40:24 PM In the office of Dean Heller Secretary of State ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Change Pursuant to NRS 78.209
Important: Read attached instruction before completing form.

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.	Name of corporation: Medins International Corp.

2.	The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 50,000,000 common shares with a par value of $0.001

4.	The number of authorized shares and the par value, if, any, of each class or series, if any, of shares after the change: 350,000,000 common shares with a par value of $0.01

5.	The number of shares of each affected class or series, if any, to be issued after the changes in exchange for each issued share of the same class or series: The Corporation will issue 7 shares of common stock per each 1 share of common stock issued.

6.	The provision, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: No fractional shares shall be issued.

7.	Effective date of filing (optional): ______________________________________________ (must not be later than 90 days after the certificate be filed)

8.	Officer Signature: /s/ Nick DeMare, Director

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule